EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement, dated as of June 7, 2005, is by and among Volusia Operations, LLC, a Florida limited liability company (“Purchaser”), Volusia Speedway Park, Inc., a Florida corporation (the “Company”), and Richard F. Murphy (“Shareholder”). The Company and Shareholder are sometimes each referred to herein as a “Seller” and collectively, as the “Sellers”.

WITNESSETH:

     WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase, substantially all of the assets of the Company, including, but not limited to the assets set forth in Exhibit A-1, and the real estate owned by Shareholder and used by the Company, which real estate is described in Exhibit A-2 attached hereto, and all appurtenances and buildings thereon and fixtures thereto (the “Real Property”);

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITION

     Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth in Exhibit A attached hereto:

ARTICLE II

PURCHASE AND SALE

     Section 2.1. Purchase and Sale of Assets. Subject to and upon the terms and conditions contained herein, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances (excluding the Mortgage (as defined below), and Purchaser shall purchase, accept and acquire from Sellers, the Assets.

     Section 2.2. Purchase Price.

     (a) Total Purchase Price. The total purchase price for the Assets shall be $3,600,000 (the “Purchase Price”), which Purchase Price shall be payable as follows:

(i)	A deposit of $100,000 (the “Deposit) shall be paid to Paul & Elkind, P.A., as escrow agent (“Escrow Agent”), upon execution and delivery of this Agreement (with $50,000 being payable to each of the Company and Shareholder at the Closing);

(ii)	A cashier’s check in the sum of $1,500,000 shall be delivered to Sellers’ legal counsel at the Closing (with $1,050,000 being payable to the Company at the Closing and $450,000 being payable to Shareholder at the Closing); and

(iii)	the remaining $2,000,000 shall be payable pursuant to the terms of a promissory note, in substantially the form of Exhibit B attached hereto (the “Promissory Note”).

     (b) Mortgage. The Promissory Note, shall be secured by a purchase money mortgage on the Real Property, in the form of Exhibit C attached hereto (the “Mortgage”).

     (c) Security Agreement. In addition, the Assets shall be secured by a Security Agreement, in the form of Exhibit D attached hereto (the “Security Agreement”) and evidenced by a UCC-1.

     (d) No Assumed Liabilities. Purchaser shall not assume or agree to pay, perform or discharge any liabilities or obligations of Sellers, whether accrued, absolute, contingent or otherwise. At or prior to the Closing, Sellers shall pay-off all liabilities and obligations relating or pertaining to the Company and the Real Estate (including, without limitation, the current mortgage on the Real Property).

     (e) Allocation of Purchase Price. The above purchase price shall be allocated among the Assets as follows:

Real Property	$2,500,000
Personal Property	$300,000
Goodwill	$800,000

Purchaser and Sellers shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of such purchase price consistent with the above allocation.

ARTICLE III

TITLE AND SURVEY

     Section 3.1. Title Insurance Commitment. Within ten (10) Business Days after the Effective Date, Shareholder shall order, and thereafter obtain, at Shareholder’s expense, an ALTA Form B Title Insurance Commitment (“Commitment”) with respect to the Real Property in the amount of $2,500,000 with such endorsements approved for issuance in the State of Florida under applicable title insurance regulations as Purchaser may require, issued by a nationally recognized title company selected by Shareholder (the “Title Company”), and certified to a date even with or later than the Closing Date.

     Section 3.2. Survey. Purchaser shall order, and thereafter obtain, at Purchaser’s expense, a current or recertified survey (the “Survey”) of the Real Property, prepared by a Registered Public Surveyor or Professional Engineer acceptable to Purchaser.

     Section 3.3. Review of Title and Survey. Purchaser shall have a reasonable period of time (the “Review Period”) ending fifteen (15) days after the date on which Purchaser receives the last to be received of (i) the Commitment, (ii) legible true copies of all instruments referred to in the Commitment, or (iii) the Survey, in which to notify Shareholder of any objections Purchaser has to any matters shown or referred to in the Commitment or on the Survey. Any title encumbrances or exceptions which are set forth in the Commitment or on the Survey, and to which Purchaser does not object within the Review Period, shall be deemed to be permitted exceptions to the status of Shareholder’s title (the “Permitted Exceptions”).

     Section 3.4. Objections to Status of Title. In the event that Purchaser shall object to the status of Shareholder’s title during the Review Period, Shareholder shall have thirty (30) days from delivery of Purchaser’s objections within which to satisfy Purchaser’s objections or to deliver to Purchaser, at Shareholder’s expense, an Owners Policy of Title Insurance, showing no defects in title. In the event Shareholder shall be unable to satisfy Purchaser’s objections within such thirty (30) day period, Purchaser shall have the option, on or before the Closing Date, to (i) extend the deadline for Closing until such defects have been cured, whichever first occurs, (ii) waive Purchaser’s objections and purchase the Property as otherwise contemplated in this Agreement, notwithstanding such objections, in which event the subject matter of such waived objections shall become Permitted Exceptions, and Shareholder shall convey the Real Property to Purchaser by the deed referred to in Section 12.1(b) hereof, subject to the Permitted Exceptions, or (iii) terminate this Agreement, as provided in Section 16.1(d) below.

     Section 3.5. Updates to Commitment. On or before Closing, Shareholder shall cause the Commitment and may cause the Survey to be updated and if such updates should reveal any matter rendering title to the Real Property unmarketable and not disclosed in the original Commitment and shall notify Purchaser of same. Shareholder shall cure any such matters, and Purchaser shall have the right to extend the Closing for up to 90 days to allow Shareholder to effectuate such cure, with the Closing to occur within 10 days from the date of cure; provided that Shareholder shall have no obligation to cure any such matters caused by Purchaser.

     Section 3.6. Liens and Encumbrances. Notwithstanding the foregoing, Shareholder shall pay any amount due in satisfaction of any mortgage, monetary judgment, past due tax or assessment or other similar liquidated amount (a “Monetary Lien”) against the Property or any portion of the Real Property, or otherwise cause same to be removed from the Commitment with the consent of the Title Company (by bonding or otherwise), which amount, at the option of Shareholder, may be paid from the cash portion of the Purchase Price at Closing; and, if any such item has not been satisfied before the Closing Date, then Purchaser and Escrow Agent are authorized to satisfy such item from the proceeds of the Purchase Price at Closing. Shareholder shall also satisfy all Schedule B-1 requirements set forth in the Commitment other than those applicable to Purchaser subject to the terms and conditions set forth in Section 3.4 (i)-(iii) above.

ARTICLE IV

INVESTIGATION BY PURCHASER

     Section 4.1. Matters to be Submitted. Within twenty (20) days from the Effective Date, Sellers shall deliver to Purchaser, at Sellers’ sole cost and expense, the following items (hereinafter referred to as the “Submission Matters”):

          (a) copies, certified by Shareholder to be true and correct, of all real property tax bills and tax searches with respect to the Real Property since the inception of Shareholder’s ownership thereof, together with those for the current property tax year, to the extent then available with respect to the current tax year, and a statement by Shareholder as to whether or not any taxing authority has given notice to Shareholder of intent to effect a change in the assessed value or basis for levy of taxes with respect to the Real Property indicated in such bills;

          (b) a written statement from the appropriate municipal authority, if any, providing the current zoning classification of the Real Property and that current use of the Real Property is consistent with permits and land use as specified by the appropriate municipal authority;

          (c) copies of any leases affecting the Real Property;

          (d) copies, if any, of any development plans or studies, drainage studies, site plans, and soil and substrata studies; and

          (e) copies of all other information in Shareholder’s possession which is in any way connected with the ownership or use of the Property or any part thereof.

     Section 4.2. Examination of Submission Matters. Purchaser shall have fifteen (15) days from delivery of all Submission Matters (the “Inspection Period”) to examine the Submission Matters.

     Section 4.3. Physical Inspection. Purchaser shall also until the end of the Inspection Period to physically inspect the Real Property and the Assets, and Purchaser or Purchaser’s authorized representative shall have the right from and after the Effective Date to enter upon and make tests on the Real Property, which tests may include soil analysis and core drilling. Purchaser shall repair any physical damage occasioned to the Real Property as a result of such tests.

     Section 4.4. Approval of Inspections. The obligations of Purchaser pursuant to this Agreement are expressly conditioned and contingent upon Purchaser’s satisfaction with and approval of the Submission Matters and the results of all inspections made by Purchaser pursuant to the provisions of this Article IV within the time periods specified herein, such satisfaction and approval to be in the sole and absolute discretion of Purchaser. In the event of disapproval by Purchaser of the results of one or more of such inspections and inquiries, this Agreement shall at the election of Purchaser be terminated upon written notice to Sellers on or before the end of the Inspection Period, as provided in Section 16.1(d) below.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller, jointly and severally represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date (all Schedules referenced in this Article V are contained in the Disclosure Schedule of the Sellers:

     Section 5.1. Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby (this Agreement, together with such other documents, instruments and agreements, are sometimes collectively referred to herein as the “Transaction Documents”) and to consummate the transactions contemplated by the Transaction Documents. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

     Section 5.2. Authorization and Validity. The execution, delivery and performance by the Company of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, have been duly authorized by the Company. The Transaction Documents have been or will be as of the Closing Date duly executed and delivered by each Seller and constitute or will constitute the legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies. Shareholder is the sole shareholder of the Company.

     Section 5.3. No Violation. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the transactions contemplated by the Transaction Documents will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company or any agreement, indenture or other instrument under which either Seller is bound or to which any of the Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Assets or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over either Seller or the Assets.

     Section 5.4. Consents. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of the Transaction Documents.

     Section 5.5. Employee Matters.

     (a) Cash Compensation. Schedule 5.5(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the “Cash Compensation”) of all employees of the Company who are currently compensated at a rate in excess of $50,000 per year and who earned in excess of such amount during the Company’s preceding fiscal year. In addition, Schedule 5.5(a) contains a complete and accurate description of (i) all increases in Cash Compensation of employees of the Company during the current and immediately preceding fiscal years of the Company and (ii) any promised increases in Cash Compensation of employees of the Company that have not yet been effected.

     (b) Compensation Plans. There are no compensation plans, arrangements or practices (the “Compensation Plans”) sponsored by the Company or to which the Company contributes on behalf of its employees. Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.

     (c) Employment Agreements. There are no employment agreements (the “Employment Agreements”) to which the Company is a party with respect to its employees. Employment Agreements include without limitation employee leasing agreements, employee services agreements and noncompetition agreements.

     (d) Employee Policies and Procedures. There are no employee manuals, policies, procedures or work-related rules (the “Employee Policies and Procedures”) that apply to employees of the Company.

     (e) Labor Compliance. The Company (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

     There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company, nor does any basis therefor exist.

     (f) Unions. The Company has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company are represented by any union, labor organization or collective bargaining unit. To the best knowledge of Sellers, the employees of the Company have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

     (g) Aliens. All employees of the Company are citizens of, or are authorized to be employed in, the United States.

     Section 5.6. Employee Benefit Plans. During the past three years, there have been no employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) sponsored by the Company or to which the Company contributes on behalf of its employees.

     Section 5.7. Absence of Certain Changes. Since December 31, 2004, neither Shareholder (as to the Real Property only) or the Company has: (i) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Company, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects; (ii)contracted for the purchase of any capital assets having a cost in excess of $5,000 or paid any capital expenditures in excess of $5,000; (iii) incurred any indebtedness for borrowed money or issued or sold any debt securities; (iv) incurred or discharged any liabilities or obligations except in the ordinary course of business; (v) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims; (vi) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets; (vii) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business; (viii) acquired or disposed of any assets except in the ordinary course of business; (ix) written up or written down the carrying value of any of its assets; (x) changed the costing system or depreciation methods of accounting for its assets; (xi) waived any material rights or forgiven any material claims; (xii) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets; (xiii) increased the compensation of any director or officer; (xiv) increased the compensation of any employee except in the ordinary course of business; (xv) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (xvi) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights; (xvii) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business; (xviii) entered into, adopted or amended any Employee Benefit Plan; or (xix) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

Section 5.8. Title; Leased Assets.

     (a) Real Property. A description of the Real Property is set forth in Exhibit A-2. Shareholder has good, valid and indefeasible title to all the Real Property. The Real Property constitutes the only real property used in the conduct of the Company’s business. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Real Property free and clear of all liens, claims and encumbrances.

     (b) Personal Property. A description of all tangible and intangible personal property owned by the Company (collectively, the “Personal Property”) is set forth in Schedule 5.8(b). The Company has good, valid and marketable title to all the Personal Property. The Personal Property constitutes the only personal property used in the conduct of the Company’s business and the ownership, maintenance and operation of the racetrack located on the Real Property. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Personal Property free and clear of all security interests, liens, claims and encumbrances other than those described in Schedule 5.8(b).

     (c) Leases. There are no leases of real or personal property to which the Company is a party, either as lessor or lessee, or which Shareholder is a party with respect to the Real Property, either as lessor or lessees.

     (d) Right to Use Assets. The Company owns, leases or otherwise possesses a transferable right to use all assets used in the conduct of its business, and except for the Real Property (which is owned by Seller and leased to the Company), and the Excluded Assets, will transfer all of such rights to Purchaser at Closing.

     (e) No Ticket Pre-Sales. The Company has not pre-sold any tickets for racing and/or other events.

     Section 5.9. Environmental Matters.

          (a) Environmental Laws. Neither the Company nor the Real Property is currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called “Environmental Laws”), including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), as amended from time to time (“CERCLA”) (including without limitation as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated under CERCLA, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), as amended from time to time (“RCRA”), and regulations promulgated thereunder, and (iii) statutes, rules or regulations, whether federal, state or local, relating to asbestos or polychlorinated biphenyls, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

          (b) Use of Property. To the best knowledge of Sellers, the Real Property has never been used in a manner that would be in violation of any of the Environmental Laws, including without limitation CERCLA, RCRA, or any similar state laws.

          (c) Permits. Sellers have not obtained and is not required to obtain, and Sellers have no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use the Real Property or any buildings, improvements, fixtures and equipment on the Property by reason of any Environmental Laws.

          (d) Superfund List. To the best knowledge of Sellers, the Real Property is not on any federal or state “Superfund” list or subject to any environmentally related liens.

     Section 5.10. Utilities. Any and all utilities (i.e., water, storm and sanitary sewer, gas, electricity and telephone) required for the operation of a commercial development on the Real Property are available to the Real Property through adjoining public streets or if they pass through adjoining private land, do so in accordance with valid public or private easements which will inure to the benefit of the Purchaser; and all of said utilities are installed and capable of becoming operational at no cost to Purchaser other than payment of nominal “hook-up” or “tap-in” fees or charges.

     Section 5.11. Access to Real Property. There are adequate means of ingress and egress for vehicular and pedestrian traffic, to and from the Real Property and each adjoining street, road or highway. All routes of ingress and egress to and from the Real Property, to the extent they pass through adjoining land, do so in accordance with valid public or private easements which will inure to the benefit of the Purchaser.

     Section 5.12. Material Agreements.

     (a) Material Agreements; Defaults. Except as set forth on Schedule 5.12, neither Seller (for Shareholder, only with respect to the Real Property) has entered into, nor are the Assets or the business of the Company bound by, whether or not in writing, any: (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants, attorneys, sponsors or promoters; (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee; (x) agreement between the Company or any of its affiliates; (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Company; (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $5,000 in the aggregate; (xiii) powers of attorney; (xiv) contracts containing noncompetition covenants; (xv) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Company.

     All of the foregoing are hereinafter collectively referred to as the “Material Agreements.” True, correct and complete copies of the written Material Agreements, and true, correct and complete written descriptions of the oral Material Agreements, have heretofore been delivered or made available to Purchaser. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by either Seller, and no penalties have been incurred nor are amendments pending, with respect to the Material Agreements, except as described in Schedule 5.12(a). The Material Agreements are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Sellers, may be made by any party thereto, nor have Sellers waived any rights thereunder. Neither Seller has received notice of any default with respect to any Commitment.

     (b) No Cancellation or Termination of Material Agreements. Neither Seller has received notice of any plan or intention of any other party to any Material Agreement to exercise any right to cancel or terminate any Material Agreement, and neither Seller knows of any fact that would justify the exercise of such a right. Sellers do not currently contemplate, or have reason to believe any other person or entity currently contemplates, any amendment or change to any Material Agreement. None of the customers or suppliers of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company.

     Section 5.13. Adverse Agreements. Neither Seller is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as Sellers can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

     Section 5.14. Insurance. Sellers carry property, liability, workers’ compensation and such other types of insurance as is customary in the Company’s industry. A list and brief description of all insurance policies of each Seller (with respect to Shareholder, only as to the Real Property) are set forth in Schedule 5.14. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the Company’s industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date.

     Section 5.15. Patents, Trademarks, Service Marks and Copyrights.

     (a) Ownership. The Company owns all patents, trademarks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 5.15 is a true and correct description of the following (“Proprietary Rights”): (i) all trademarks, trade names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by the Company with respect to the Assets and the Company’s business, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Company is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that the Company is licensed or authorized to use by others, or which it licenses or authorizes others to use.

     (b) Conflicting Rights of Third Parties. The Company has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. No consent of third parties will be required for the transfer thereof to Purchaser or the use thereof by Purchaser upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and Sellers know of no valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

     (c) Claims of Other Persons. Sellers have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company with respect thereto. The Company has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property used or sold by the Company.

     Section 5.16. Trade Secrets and Customer Lists. The Company has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Company. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company.

     Section 5.17. Compliance with Laws. Sellers have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Sellers of any federal, state or local law or regulation that could affect the property or business of the Company. The Company possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

     Section 5.18. Finder’s Fee. Sellers have not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated by the Transaction Documents.

     Section 5.19. Litigation. Except as set forth on Schedule 5.19, there are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Sellers threatened, against or affecting, or that could affect, the Company, any of the Assets, or the business of the Company. Neither the Company nor Shareholder is (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Company or Shareholder, to the Company’s business, operations or employees, or to the Assets or (ii) in default with respect to any such order, writ, injunction or decree. Neither Seller knows of any basis for any such action, proceeding or investigation.

     Section 5.20. Accuracy of Information Furnished. All information furnished to Purchaser by Sellers hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

     Section 5.21. Inventory. All of the inventory included in the Assets is in good, current, standard and merchantable condition and is not obsolete or defective. The Company has presently, and at the Closing Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

     Section 5.22. Books of Account. The books of account of the Company have been kept accurately in the ordinary course of business and the transactions entered therein represent bona fide transactions.

     Section 5.23. Ownership Interests of Interested Persons. No officer, supervisory employee, director or shareholder of the Company, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of the Company, or any organization that has a material contract or arrangement with the Company.

     Section 5.24. Certain Payments. To the best knowledge of Sellers, neither the Company nor any director, officer or employee of the Company has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: (i) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

     Section 6.1. Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents.

     Section 6.2. Authorization and Validity. The execution, delivery and performance by Purchaser of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, have been duly authorized by Purchaser. The Transaction Documents have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute (as the case may be) legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

     Section 6.3. No Violation. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the transactions contemplated by the Transaction Documents will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

     Section 6.4. Consents. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of the Transaction Documents on the part of Purchaser.

     Section 6.5. Compliance with Laws. Purchaser has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Purchaser of any federal, state or local law or regulation that could affect the property or business of Purchaser.

     Section 6.6. Finder’s Fee. Purchaser has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated by the Transaction Documents.

     Section 6.7. Litigation. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Purchaser threatened, against or affecting, or that could affect, Purchaser or the business of Purchaser. Purchaser is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Purchaser or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Purchaser does not know of any basis for any such action, proceeding or investigation.

ARTICLE VII

COVENANTS OF SELLERS

     Sellers jointly and severally agree that between the date hereof and the Closing:

     Section 7.1. Consummation of Agreement. Each Seller shall use its respective best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

     Section 7.2. Business Operations. The Company shall operate its business in the ordinary course and will not introduce any new method of management or operation. Each Seller shall use its best efforts to preserve the business of the Company intact, to retain its present customers and suppliers so that they will be available to Purchaser after the Closing. Neither Seller shall not take any action that could adversely affect the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company (or of the Real Property) without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article V to be inaccurate at the time of Closing or preclude Sellers from making such representations and warranties at the Closing.

     Section 7.3. Access. Sellers shall permit Purchaser and its authorized representatives full access to, and make available for inspection, the Real Property and the business of the Company, including its employees, customers and suppliers, and permit Purchaser and its authorized representatives to inspect and make copies of all documents, records (excluding financial records) and information with respect to the affairs of the Company and the ownership and use of the Real Property as Purchaser and its representatives may request, all for the sole purpose of permitting Purchaser to become familiar with the business and assets and liabilities of the Company and those affecting the Real Property.

     Section 7.4. Material Change. Each Seller shall promptly inform Purchaser in writing of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company or the ownership or operation of the Real Property. Notwithstanding the disclosure to Purchaser of any such material adverse change, Sellers shall not be relieved of any liability for, nor shall the providing of such information by Sellers to Purchaser be deemed a waiver by Purchaser of, the breach of any representation or warranty of Sellers contained in this Agreement.

     Section 7.5. Approvals of Third Parties. Each Seller shall use its best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

     Section 7.6. Contracts. Except with Purchaser’s prior written consent, Sellers shall not waive any right or cancel any contract, debt or claim nor will it assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the ordinary course of business.

     Section 7.7. Capital Assets; Payments of Liabilities. The Company shall not, without the prior written approval of Purchaser (i) acquire or dispose of any capital asset having an initial cost of $5,000 or more or (ii) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (a) liabilities and obligations reflected in the Financial Statements or (b) current liabilities and obligations incurred in the usual and ordinary course of business, in either case (a) or (b) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

     Section 7.8. Mortgages, Liens and Guaranties. Neither Shareholder (with respect to the Real Property) nor the Company shall, without the prior written approval of Purchaser, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation, business or other person.

     Section 7.9. No Negotiation with Others. Sellers shall not solicit or participate in negotiations with (and Sellers shall use their respective best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of the Company from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the business of the Company, the sale or leasing of the Real Property or any transaction inconsistent with those contemplated by the Transaction Documents.

ARTICLE VIII

PURCHASER’S COVENANTS

     Purchaser agrees that between the date hereof and the Closing:

     Section 8.1. Consummation of Agreement. Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

ARTICLE IX

PURCHASER’S CONDITIONS PRECEDENT

     Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     Section 9.1. Representations and Warranties. The representations and warranties of Sellers contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date; and Purchaser shall have received certificates of Shareholder and of the President of the Company, dated as of the Closing Date, to the foregoing effect.

     Section 9.2. Covenants and Conditions. Sellers shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Sellers prior to the Closing Date; and Purchaser shall have received certificates of Shareholder and of the President of the Company, dated as of the Closing Date, to the foregoing effect.

     Section 9.3. Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

     Section 9.4. No Material Adverse Change. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company shall have occurred since the date of this Agreement, whether or not such change shall have been caused by the deliberate act or omission of either Seller.

     Section 9.5. Due Diligence Review. Purchaser shall have completed a due diligence review of the Assets and of the business and operations of the Company, the results of which shall be satisfactory to Purchaser in its sole discretion.

     Section 9.6. Consents. Purchaser shall have received all approvals, consents and waivers from third parties which, in the view of Purchaser’s counsel are necessary or desirable to be obtained prior the consummation of the transactions contemplated herein.

     Section 9.7. Closing Deliveries. Purchaser shall have received all documents, in form satisfactory to Purchaser and its counsel, referred to in Section 12.1 below.

ARTICLE X

CONDITIONS PRECEDENT OF SELLERS

     Except as may be waived in writing by Sellers, the obligations of Sellers hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

     Section 10.1. Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Closing Date; and Purchaser shall have delivered to Sellers a certificate of Purchaser’s President or Vice President, dated as of the Closing Date, to the foregoing effect.

     Section 10.2. Covenants and Conditions. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Purchaser shall have delivered to Sellers a certificate of Purchaser’s President or Vice President, dated as of the Closing Date, to the foregoing effect.

     Section 10.3. Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

     Section 10.4. Deliveries of Purchaser. Sellers shall have received all documents, in form satisfactory to them and their counsel, referred to in Section 12.2 below.

ARTICLE XI

RISK OF LOSS

     Section 11.1. Eminent Domain. In the event that the Real Property or any material portion thereof is taken by eminent domain prior to Closing, Purchaser shall have the option of either: (a) canceling this Agreement and receiving a refund of the Deposit and all interest earned thereon whereupon all parties shall be relieved of all further obligations under this Agreement except those that expressly survive, or (b) proceeding with Closing without reduction of the Purchase Price, in which case Purchaser shall be entitled to all condemnation awards and settlements, if any. In the event only a nonmaterial portion of the Real Property, as determined in Purchaser’s reasonable discretion, is taken by eminent domain prior to Closing, then Purchaser shall be required to proceed with Closing without reduction of Purchase Price, but Purchaser shall be entitled to all condemnation awards and settlements, if any.

     Section 11.2. Fire or Casualty. In the event that the improvements on the Real Property (the “Improvements”) are materially damaged or destroyed by fire or other casualty prior to Closing (which for purposes of this paragraph shall mean damages to Improvements that would cost in excess of $25,000 to repair), Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit all interest earned thereon whereupon all parties shall be released from all further obligations under this Agreement, except only those that expressly survive, or (ii) extending the Closing Date by a period of ninety (90) days, in which case, Sellers shall, in good faith and with reasonable diligence, repair such damage. In the event only a nonmaterial portion of the Improvements is damaged or destroyed by fire or other casualty prior to Closing, then Purchaser shall be required to proceed with Closing without reduction in the Purchaser Price or claim against Sellers therefor, in which case Purchaser shall be entitled to all insurance proceeds, if any, resulting from such casualty, plus a credit at Closing against the Purchase Price in the amount of any insurance deductible that is actually deducted from the proceeds made available to Purchaser.

ARTICLE XII

CLOSING DELIVERIES

     Section 12.1. Deliveries of Sellers. At the Closing, Sellers (as applicable) shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

     (a) a bill of sale conveying the Personal Property to Purchaser, in the form of Exhibit E attached hereto;

     (b) a deed, in a form satisfactory to counsel for Purchaser, conveying the Real Property to Purchaser, together with the standard form owner’s title insurance policy for each item of Real Property insuring Purchaser that good, valid and indefeasible title to such item of Real Property is vested in Purchaser, subject only to standard form exclusions and to the Mortgage;

     (c) a general Assignment and Assumption Agreement in the form attached as Exhibit F attached hereto (the “Assignment and Assumption Agreement”);

     (d) a Contract Assignment and Assumption Agreement, in the form of Exhibit G attached hereto, for each contract and agreement included in the Assets (collectively, the “Contract Assignment Agreements”);

     (e) all certificates of title pertaining to any vehicles and/or other machinery or equipment included in the Assets;

     (f) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Documents, as certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

     (g) the certificates described in Sections 9.1 and 9.2 above;

     (h) a certificate, dated within thirty days of the Closing Date, of the State of Florida establishing that the Company is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

     (i) all authorizations, consents, approvals, permits and licenses referenced in Section 5.4;

     (j) an executed five-year Noncompetition Agreement among Purchaser, the Company and Shareholder in the form attached as Exhibit H (the “Noncompetition Agreement”); and

     (k) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets that are personal property and good and indefeasible title to the Assets that are real property, subject to the Mortgage.

     Section 12.2. Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Sellers:

     (a) the Closing Cash Consideration;

     (b) the Promissory Note;

     (c) the Mortgage;

     (d) the Security Agreement; together with applicable UCC-1 financing statements;

     (e) an Assignment of Rents, Leases, Profits and contracts, in substantially the form of Exhibit I attached hereto;

     (f) a Guaranty of Boundless Motor Sports Racing, Inc., in substantially the form of Exhibit J attached hereto;

     (g) the Assignment and Assumption Agreement;

     (h) the Contract Assignment Agreements;

     (i) the Noncompetition Agreement;

     (j) a copy of the resolutions of the Managers of Purchaser authorizing the execution, delivery and performance of the Transaction Documents, as certified by Purchaser’s Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

     (k) the certificates described in Sections 10.1 and 10.2 above; and

     (l) a certificate, dated within thirty days of the Closing Date, of the Secretary of State of Florida, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state.

     Section 12.3. Prorations and Certain Closing Expenses.

     (a) Real property ad valorem and property taxes, personal property taxes and utility charges, if any, shall be prorated to the Closing, based upon actual days involved. Sellers shall be responsible for all ad valorem taxes for any period prior to the Closing. All charges pursuant to any utility charges shall be determined as of the day prior to the Closing Date and paid by Sellers. To the extent that the actual amounts of such charges, expenses, and income referred to in this Section are unavailable at the Closing Date, the closing statements shall be based upon estimated amounts, and a readjustment of these items shall be made within thirty (30) days after the Closing. In connection with the proration of real property ad valorem and personal property taxes, if actual tax figures for the year of Closing are not available at the Closing Date, an estimated proration of taxes shall be made using tax figures from the preceding year; however, when actual taxes for the year of Closing are available, a corrected proration of taxes shall be made. If such taxes for the year of Closing increase over those for the preceding year, Sellers shall pay to Purchaser a pro-rata portion of such increase, computed to the Closing Date, and conversely, if such taxes for the year of Closing decrease from those of the preceding year, Purchaser shall pay to Sellers a pro rata portion of such decrease, computed to the Closing Date, any such payment to be made within ten (10) days after notification by either party that such adjustment is necessary. Sellers shall, on or before the Closing Date, furnish to Purchaser and the Title Company all information necessary to compute the prorations provided for in this Section. Except for the prorations between Purchaser and Sellers as hereinabove provided, the payment of any and all assessments, special assessments, charges, levies, or taxes against the Real Property or Personal Property, shall be the sole responsibility of and shall be paid by Sellers if due and payable prior to the Closing Date and shall be the sole responsibility of and shall be paid by Purchaser if due and payable on or after the Closing Date.

     (b) Purchaser and Shareholder shall each pay fifty percent (50%) of the following closing costs of the Real Property: (i) escrow fees with the Title Company, and (ii) other standard costs typically divided between a seller and purchaser of real property in Florida. Purchaser shall pay all costs of the surveys.

ARTICLE XIII

ESCROW AGENT

     The Escrow Agent shall not be liable for any actions taken by it in good faith, but only for its gross negligence or willful misconduct. The parties hereby indemnify and agree to hold harmless the Escrow Agent from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs at all trial and appellate levels) the Escrow Agent may incur or be exposed to in its capacity as escrow agent hereunder, except for its gross negligence or willful misconduct. If there be any dispute as to disposition of any proceeds held by the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent is hereby authorized to interplead the disputed amount or the entire proceeds with any court of competent jurisdiction and thereby be released from all of its obligations hereunder. The parties acknowledge that the Escrow Agent is the law firm representing Sellers and hereby agree that such law firm may continue to represent the Sellers in any litigation pursuant to this Agreement. The Escrow Agent shall not be liable for any failure of the depository.

ARTICLE XIV

POST CLOSING MATTERS

     Section 14.1. Further Instruments of Transfer. Following the Closing, at the request of Purchaser, Sellers shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Purchaser good and marketable title to Assets that are personal property and good and indefeasible title to the Real Property and (ii) transfer to Purchaser all licenses and permits necessary for the operation of the Assets.

     Section 14.2. Sales Taxes Applicable to Sales Prior to or On the Closing Date. Sellers shall timely file all sales tax returns with respect to sales occurring in connection with the Company’s business prior to or on the Closing Date. The Company shall timely pay all sales taxes applicable to the sales reported on the tax returns referred to above. Sellers shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Assets from Sellers to Purchaser. Sellers and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or trailers that constitute part of the Assets.

     Section 14.3. Assignment of Contracts. In the event Sellers are unable to obtain a Contract Assignment and Assumption Agreement with respect to any contract or agreement included in the Assets which requires approval from another party to any such contract or agreement (each, a “Nonassigned Agreement”), then such Nonassigned Agreement shall not be assigned by Sellers to Purchaser; provided however, that Purchaser shall perform such Seller’s obligations under the Nonassigned Agreement as if such agreement had been assumed by Purchaser, and Sellers shall immediately forward any and all financial compensation or other gain it receives under such Nonassigned Agreement to Purchaser, as if such agreement had been assigned by Sellers to Purchaser. Sellers agree to indemnify and hold Purchaser harmless from and against any and all obligations arising from each Nonassigned Agreement that arise prior to the Closing Date, and Purchaser agrees to indemnify and hold Sellers harmless from and against any and all obligations arising from each Nonassigned Agreement that arise on or after the Closing Date.

     Section 14.4. Change of Name. Immediately upon consummation of the closing, the Company shall file Articles of Amendment to Company’s Articles of Incorporation with the Florida Department of State changing the Company’s name such Company’s name thereafter shall not contain the phrase “Volusia Speedway Park” or anything similar thereto.

ARTICLE XV

REMEDIES

     Section 15.1. Indemnification by Sellers. Subject to the terms and conditions of this Article, the Company and Shareholder, jointly and severally, agree to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys’ fees and expenses (collectively, “Damages”), asserted against or incurred by such indemnitees by reason of or resulting from: (i) a breach of any representation, warranty or covenant of either Seller contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated; (ii) any failure to comply with all applicable bulk transfer laws; (iii) any and all taxes (including, without limitation, income, excise, corporate, franchise, property, sales, use, payroll and withholding taxes), and penalties and interest related thereto, of the Company or Shareholder, or pertaining to the Property or use thereof, for any period prior to the Closing Date; or (iv) any liability related to Sellers or the Assets occurred and/or accrued prior to the Closing Date.

     Section 15.2. Indemnification by Purchaser. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold Sellers, and their respective directors, officers, agents, attorneys and affiliates, harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from a breach by Purchaser of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby.

     Section 15.3. Conditions of Indemnification. The respective obligations and liabilities of Sellers and Purchaser (the “indemnifying party”) to the other (the “party to be indemnified”) under Section 15.1 and Section 15.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

     (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party’s position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

     (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

     (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

     (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

     Section 15.4. Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     Section 15.5. Remedies Not Exclusive. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

     Section 15.6. Offset. Any and all amounts owing or to be paid by Purchaser to Sellers, hereunder or otherwise, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by Sellers to Purchaser in respect of any failure or breach of any representation, warranty or covenant of Sellers under or in connection with this Agreement or any other agreement with Purchaser or any transaction contemplated hereby or thereby, as reasonably determined by Purchaser. If Purchaser determines that such offset is appropriate, notice shall be given to Sellers of such determination, then Purchaser may, in lieu of making any payments to Sellers, deposit the amount of such payments, up to the amount of the offset claimed, into the registry of a state or federal court, which funds shall be held by such court until a determination is finally made as to the extent that any such offset is appropriate or not.

     Section 15.7. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that another party breached any of the terms of this Agreement.

     Section 15.8. Specific Performance. Each party hereto acknowledge that a refusal by such party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties hereto, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, each party hereto shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

ARTICLE XVI

TERMINATION

     Section 16.1. Termination. This Agreement may be terminated:

     (a) At any time prior to the Closing Date by mutual agreement of all parties.

     (b) At any time prior to the Closing Date by Purchaser if any material representation or warranty of either Seller contained in this Agreement or in any certificate or other document executed and delivered by either Seller pursuant to this Agreement is or becomes untrue or breached in any material respect or if either Seller fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty days.

     (c) At any time prior to the Closing Date by Sellers if any material representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty days.

     (d) At any time prior to the Closing Date by Purchaser if the conditions stated in Section 3.4, Section 4.4 or Article IX have not been satisfied by June 30, 2005.

     (e) At any time prior to the Closing Date by Sellers if the conditions stated in Article X have not been satisfied by June 30, 2005.

In the event this Agreement is terminated pursuant to subparagraph (b), (c), (d) or (e) above, Purchaser and Sellers shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement. In the event of a termination under Section 16.1(a), (b) or (d) or any other termination deemed under this Agreement to be a “Permitted Termination”, Sellers and Escrow Agent shall immediately refund to Purchaser the Deposit.

ARTICLE XVII

MISCELLANEOUS

     Section 17.1. Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

     Section 17.2. Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

     Section 17.3. Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     Section 17.4. Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto and the Disclosure Schedule of Sellers) and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     Section 17.5. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     Section 17.6. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Purchaser and Sellers pursuant to this Agreement shall be deemed to have been representations and warranties by Purchaser and Sellers, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two (2) years, except for (i) representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation and (ii) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely.

     Section 17.7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF FLORIDA.

     Section 17.8. Radon Gas. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM THE COUNTY PUBLIC HEALTH UNIT FOR THE COUNTY IN WHICH THE REAL PROPERTY IS LOCATED

     Section 17.9. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     Section 17.10. Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any stock exchange or market, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the Real Property and the operations and assets of the Company.

     Section 17.11. Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

If to either Seller:	Volusia Speedway Park, Inc.
2221 Oak Hill Drive
DeLand, Florida 32720
Attention: Richard F. Murphy

With a copy to:	Harlan L. Paul, Esq.
Paul & Elkind, P.A.
142 E. New York Ave
DeLand, Florida 32724

With a copy to:

If to Purchaser:	Volusia Operations, LLC
2500 McGee Drive, Suite 147
Norman, Oklahoma 73072

With a copy to:	Richard F. Dahlson, Esq.
Jackson Walker L.L.P.
2435 N. Central Expressway, Suite 600
Richardson, Texas 75080
Facsimile: (972) 744-2990

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

     Section 17.12. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Contract.

     Section 17.13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     EXECUTED as of the date first above written.

VOLUSIA OPERATIONS, LLC
By:	BOUNDLESS RACING, INC., its Manager

By:	/s/ Brian Carter
Brian Carter,
Vice President and Chief Financial Officer

VOLUSIA SPEEDWAY PARK, INC.
By:	/s/ Richard F. Murphy
Richard F. Murphy,
President

/s/ Richard F. Murphy
Richard F. Murphy

EXHIBIT A

DEFINITIONS

     “Assets” shall mean: (i) the Real Property owned by Shareholder (as identified in Exhibit A-2 attached hereto); and (ii) all of the business, properties and assets (real and personal, tangible and intangible) of the Company of every kind and wherever situated that are owned by the Company or in which it has any right or interest (including without limitation and to the extent owned, its business as a going concern, its goodwill, franchises and all right, title and interest in and to the use of its corporate name and any assumed names and any derivatives or combinations thereof; its trade-names, trademarks, trademark registrations and trademark applications, service marks, service mark registrations and service mark applications, copyrights, copyright registrations and copyright applications, patents, patent registrations and patent applications, processes, formulae, proprietary and technical information, software, know-how, permits, licenses, trade secrets, inventions and royalties (including all rights to sue for past infringement of any of the foregoing); its lands, leaseholds and other interests in land; its furniture, fixtures, tools, equipment, leasehold improvements, inventory of finished goods, work-in-process and raw materials, backlog, equipment and supplies; money on deposit with banks and others, all amounts on deposit with any person or entity (including, without limitation, amounts on deposits with any landlord), certificates of deposit, commercial paper, stocks, bonds and other investments; its rights under its insurance policies and warranties; its causes of action, judgments, claims and demands of whatever nature; its deferred charges, advance payments, prepaid items, claims for refunds, rights of offset and credits of all kinds; all credit balances of or inuring to the Company under any state unemployment compensation plan or fund; its rights under restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its rights under partnership or joint venture agreements or arrangements; its rights under all agreements assumed by Purchaser; and its files, papers and records relating to the aforesaid business, properties and assets) other than the Excluded Assets. The Assets will specifically include, but not be limited to, the assets described in Exhibit A-1 attached hereto.

     “Business Day” shall mean any day which is not a Saturday or Sunday and on which banks in the State of Oklahoma are not authorized or required to close.

     “Closing” shall mean the closing of the transactions contemplated by this Agreement, which shall occur 4:00 p.m., local time, on the Closing Date in the offices of Paul & Elkind, P.A., 142 E. New York Ave. DeLand, Florida 32724, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

     “Closing Date” shall mean the date on which the Closing occurs.

     “Excluded Assets” shall mean the following assets and properties: (i) cash; (ii) accounts receivable; (iii) the consideration delivered to Sellers pursuant to this Agreement for the Assets sold, transferred, assigned, conveyed and delivered pursuant hereto; (iv) Sellers’ rights to enforce Purchaser’s representations, warranties and covenants hereunder and the obligations of Purchaser to pay, perform or discharge the liabilities of Sellers assumed by Purchaser pursuant to this

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Agreement and all other rights, including rights of indemnification, of Sellers under this Agreement or any instrument executed pursuant hereto; (v) the Company’s Articles of Incorporation, Bylaws, corporate seal, minute books, stock books and other corporate records having exclusively to do with the corporate organization and capitalization of the Company; and (vi) the Company’s books of account; (vii) Sellers’ rights to claims for refunds of taxes which cannot be assigned by law; (viii) shares of the capital stock of the Company and (ix) all mechanical and electrical hand-held tools.

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